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EXHIBIT 11

                       KAUFMAN AND BROAD HOME CORPORATION
             STATEMENT OF COMPUTATION OF PER SHARE EARNINGS (LOSS)
              (In Thousands Except Per Share Amounts - Unaudited)


                                              Six Months Ended May 31,          Three Months Ended May 31,
                                          -------------------------------    -------------------------------
                                               1996             1995              1996             1995
                                          --------------    -------------    --------------   --------------
PRIMARY:
Net income (loss)                         $      (94,396)   $       4,276    $      (98,482)  $        3,841
                                          ==============    =============    ==============   ==============
Weighted average common shares
    outstanding                                   34,520           32,382            36,667           32,384
Weighted average Series B convertible
    preferred shares (1)                           4,333            6,500             2,190            6,500
Common share equivalents:
   Stock options                                     975              865               982              873
                                          ==============    =============    ==============   ==============
                                                  39,828           39,747            39,839           39,757
                                          ==============    =============    ==============   ==============
PRIMARY EARNINGS (LOSS) PER SHARE (2)     $        (2.37)  $          .11    $        (2.47)  $          .10
                                          ==============    =============    ==============   ==============
FULLY DILUTED:
Net income (loss)                         $      (94,396)  $        4,276    $      (98,482)  $        3,841
                                          ==============    =============    ==============   ==============
Weighted average common shares
    outstanding                                   34,520           32,382            36,667           32,384
Weighted average Series B convertible
    preferred shares (1)                           4,333            6,500             2,190            6,500
Common share equivalents:
   Stock options                                     977              910               982              922
                                          ==============    =============    ==============   ==============
                                                  39,830           39,792            39,839           39,806
                                          ==============    =============    ==============   ==============
FULLY DILUTED EARNINGS (LOSS) PER
  SHARE (2,3)                             $        (2.37)  $          .11    $        (2.47)  $          .10
                                          ==============    =============    ==============   ==============







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(1) Each of the 1,300 Series B convertible preferred shares is convertible into five shares of common stock. On the mandatory conversion date of April 1, 1996, each of the Company s 6,500 depositary shares, each representing 1/5 of a Series B convertible preferred share was converted into one share of the Company's common stock.

(2) If, for purposes of calculating primary and fully diluted earnings per share, the Series B convertible preferred shares were excluded from the weighted average shares outstanding and the related dividends deducted from net income, the computations would have resulted in both a primary and fully diluted loss per share of $2.80 and $.02 for the six months ended May 31, 1996 and 1995, respectively. The same computation would have resulted in both a primary and fully diluted loss per share of $2.68 for the three months ended May 31, 1996 and primary and fully diluted earnings per share of $.04 for the three months ended May 31, 1995.

(3) Fully diluted earnings per share is not disclosed in the Company's consolidated financial statements since the maximum dilutive effect is not material.


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